EXHIBIT 10.21

SIXTH AMENDMENT TO
AMENDED AND RESTATED LOAN AGREEMENT
DATED AS OF SEPTEMBER 30, 1996

      THIS SIXTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (the “Sixth Amendment”) effective as of the 12th day of July, 2000, by and among MAXCO, INC., a Michigan Corporation (“Borrower”) and COMERICA BANK, a Michigan banking corporation (“Bank”).

W I T N E S S E T H

      WHEREAS, Borrower and Bank entered into a certain Amended and Restated Loan Agreement dated September 30, 1996, as amended by First Amendment thereto dated as of August 1, 1997, as further amended by Second Amendment thereto dated as of June 24, 1998, as further amended by Third Amendment thereto dated as of September 24, 1998, as further amended by Fourth Amendment thereto dated as of June 22, 1999, and as further amended by Fifth Amendment thereto dated as of September 1, 1999 (the “Agreement”); and

      WHEREAS, Borrower and Bank now desire to amend the Agreement to provide for the (i) increase the Commitment Amount and (ii) modification of the interest rate.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Bank hereby agree as follows:

      1. In Sub-Section 1.1 of Section 1 of the Agreement, the following definitions are hereby deleted in their entirety and replaced by the following:

      “Commitment Amount” shall mean $20,000,000 (or such lesser amount to which the Commitment Amount may be reduced by the Borrower from time to time under Section 2.8.1 of this Agreement) to and through December 31, 2000, and thereafter shall mean $18,000,000.

      2. Notwithstanding anything contained in the Agreement to the contrary, each and every reference to “Euro-dollar-based Rate” and all provisions of the Agreement related thereto are hereby deleted in their entirety, provided, that (i) nothing in this Sixth Amendment is intended to modify the terms and conditions of any outstanding Eurodollar-based Advance under a Note, as of the date hereof, and (ii) the intent of this provision of this Sixth Amendment is to require any and all Advances under the Notes, as amended, on or after the date hereof, to utilize the Prime-based Rate.

      3. Notwithstanding anything contained in the Agreement to the contrary, Borrower shall, in addition to any other reporting requirements provided for in Section 6 of the Agreement, as amended, furnish to the Bank, in such form and at such times as may be satisfactory, the following documents:

(a) All Monthly Operating Statements

(b) Quarterly 10-Qs and Annual 10-Ks for Borrower.

      (c) Quarterly statements from Borrower, which shall include consolidating statements of all Subsidiaries.

      4. Notwithstanding anything contained in the Agreement to the contrary, Borrower hereby confirms and ratifies all of the covenants contained in the Agreement, and hereby specifically agrees that the following shall be considered, to the extent applicable, a part of Section 6 and/or Section 7 of the Agreement:

      (a) Borrower shall not make any loans, advances or extensions of credit to any Person, except for sales on open account and otherwise in the ordinary course of business and advances to an existing wholly-owned Subsidiary of Borrower for working capital.

      (b) Borrower shall not guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for (i) the endorsement of negotiable instruments by the Borrower or the Subsidiaries in the ordinary course of business for deposit or collection, and (ii) the guaranty by the Borrower of any and all obligations of any existing Subsidiary wholly-owned by Borrower.

      (c) Borrower shall, over a period of twelve (12) months from the date of this Sixth Amendment, reduce Borrower’s real estate related guarantees on stabilized and unstabilized properties under development and shall promptly furnish to the Bank a schedule for such reduction, which is satisfactory to the Bank as to the timing and amount of such guarantee reductions.

      (d) Borrower shall furnish to the Bank a schedule for the repayment of outstanding credit facilities to L/M Associates, L.L.C. and L/M Associates II, L.L.C. which is satisfactory to the Bank as to the timing and amount.

      (e) Borrower shall not declare or pay any dividend on, or make any other distribution with respect to (whether by reduction of capital or otherwise), any shares of its capital stock, including but not limited to dividends previously permitted under the Agreement on any of Borrower’s preferred stock series, except that (i) dividends from any Subsidiary to the Borrower are permitted, (ii) the dividend on the preferred stock series which have been properly declared and payable on June 30, 2000 (with balance to be paid on or about July 14, 2000) are permitted.

      5. Except as specifically modified hereby, the terms and conditions of the Agreement and the Notes remain in full force and effect and the undersigned hereby ratify and agrees to be bound by the terms of the Agreement as hereby amended.

      6. Neither the extension of this Sixth Amendment by the Bank, nor any other act or omission by the Bank in connection herewith, shall be deemed an express or implied waiver by the Bank of any default under the Agreement. Without limiting the generality of the foregoing, the Borrower hereby expressly acknowledges that (i) as of the date hereof, certain events have or may have occurred and continue (“Existing Events”), which upon the giving of any required notice and the expiration of any applicable cure periods, would constitute Events of Default under Section 8 of the Agreement and (ii) the Bank hereby expressly reserves the right, at any time, to provide such notice or take other remedial action provided for in the Agreement relative to the Existing Events.

      IN WITNESS WHEREOF, the Borrower and the Bank have caused this Sixth Amendment to be executed by their duly authorized officers as of the day and year first written above.

MAXCO, INC

By /S/ VINCENT SHUNSKY ______________________________ Vincent Shunsky Its Vice President

COMERICA BANK

By /S/ THOMAS MELTON ______________________________ Thomas Melton Its First Vice President

      The Undersigned Guarantors hereby acknowledge and consent to the above Sixth Amendment.

Ersco Corporation By /S/ VINCENT SHUNSKY	Pak-Sak Industries, Inc. By /S/ VINCENT SHUNSKY
Vincent Shunsky Its Treasurer	Vincent Shunsky Its Treasurer

Wisconsin Wire & Steel, Inc. By /S/ VINCENT SHUNSKY	Atmosphere Annealing, Inc. By /S/ VINCENT SHUNSKY
Vincent Shunsky Its Treasurer	Vincent Shunsky Its Treasurer